FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley Phone: 717-291-2739

Fulton Financial approves stock repurchase plan

(March 21) -- LANCASTER, Pa. - Fulton Financial Corporation (Nasdaq: FULT), a $13.7 billion Lancaster, PA-based financial holding company, is authorized to repurchase up to two million shares, or approximately 1.2 percent, of its own stock through December 31, 2006 under a program approved today by its board of directors.

As of March 20, 2006, the Corporation had approximately 166 million shares of stock outstanding.

R. Scott Smith, Jr., chairman, chief executive officer and president, said that any repurchased shares will be added to the corporate treasury and will be used for various corporate purposes, including capital management, potential future acquisitions, the Corporation’s employee stock purchase plan and the stock option plan.

Fulton Financial Corporation now has assets of $13.7 billion, employs 4,400 people, and operates 254 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

The Corporation’s banking affiliates include:   Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ, Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA; First Washington State Bank, Windsor, NJ; Somerset Valley Bank, Somerville, NJ and The Columbia Bank, Columbia, MD.

The Corporation's financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.

Residential mortgage lending is offered through Fulton Mortgage Company and Resource Mortgage.

Additional information on Fulton Financial Corporation is available on the Internet at  www.fult.com.

2006

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